Exhibit 10.1

LEVI STRAUSS & CO.

SENIOR EXECUTIVE LONG–TERM INCENTIVE PLAN

November 29, 2004

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

1. Introduction.

Levi Strauss & Co. (“LS&CO.”), hereby establishes the Levi Strauss & Co. Senior Executive Long-Term Incentive Plan (the “Plan”) to: (i) reward and provide compensation to a select group of management employees and members of the Board who contribute materially to the continued growth, development and future business of the Company; and (ii) align the interest of such senior management employees and Board members with those of the Company’s shareholders. The Plan offers senior management employees and Board members the opportunity to earn long-term incentive compensation that is dependent upon the achievement of the Company’s measures related to the value of its equity. The Plan is effective November 29, 2004 (the “Effective Date”).

2. Purpose of the Plan.

A.	Align Participants’ and shareholders’ interests;

B.	Reward Participants for increases in shareholder value only;

C.	Motivate, retain and attract senior management and Board talent; and

D.	Focus Participants on all major financial performance drivers.

3. Defined Terms.

A.	Active means the Eligible Individual is on the active payroll of the Company and has not experienced a termination of employment from the Company, including discharge for any reason, resignation, layoff, death, retirement or long-term disability. An Eligible Individual on an approved leave of absence or Company-sponsored short-term disability leave will be deemed Active. An individual who is a member of the Board of Directors of Levi Strauss & Co. also will be deemed Active.

B.	Award Payout means the cash payable to a Participant as described in Section 8 of the Plan. The amount of the Award Payout is determined in the sole and exclusive discretion of the Board.

C.	Board means the Board of Directors of Levi Strauss & Co.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

D.	Cause means a finding by the Plan Administrator that the Participant has:

1)	committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company or any of its affiliates;

2)	engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company or its affiliates;

3)	violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as in effect from time to time;

4)	committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);

5)	misappropriated or embezzled any property of the Company or any of its affiliates (whether or not a misdemeanor or felony);

6)	failed, neglected or refused to perform the employment or Board duties, as applicable, related to his or her position as from time to time assigned to him or her (including, without limitation, the Participant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or

7)	breached any applicable employment agreement.

“Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

E.	Change in Control means, in a single transaction or a series of related transactions, a sale by LS&CO. or the stockholders, or an exchange of the common stock of LS&CO., or a transfer, by merger, sale, or otherwise, of all or substantially all of the assets and business of LS&CO. to a successor entity, which, in either case, results in less than 50% of the Voting Stock of LS&CO., or successor to LS&CO., being owned by persons who were Permitted Holders

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

immediately prior to such transaction(s), and where the new majority owner(s) are not Permitted Holders. A Public Equity Offering shall not constitute a sale, exchange or transfer for purposes of this definition. The Board, in its sole discretion, may determine that any other sale, transfer, assignment, lease, conveyance or other disposition of the assets or Voting Stock of LS&CO. constitutes, or does not constitute, a Change in Control.

F.	Committee means the Human Resource Committee of the Board of Directors of LS&CO.

G.	Company means Levi Strauss & Co. and its participating Subsidiaries.

H.	Eligible Individual means each: (i) Active employee of the Company who is either (A) on the Worldwide Leadership Team or (B) specifically identified by the Board; and (ii) each Active nonemployee member of the Board. The term “Eligible Individual” excludes: (i) anyone not on the Board, not designated by the Board, or not classified by the Company as an employee on the Worldwide Leadership Team; (ii) anyone who is classified as an independent contractor or consultant; and (iii) anyone who provides services to the Company pursuant to a contract between the Company and a third party organization.

I.	Fiscal Year means LS&CO.’s fiscal year ending on the last Sunday of November.

J.	LS&CO. means Levi Strauss & Co.

K.	Participant means an Eligible Individual who meets the participation requirements under Section 5.

L.	Performance Cycle means the three-year period beginning the first day of LS&CO.’s Fiscal Year and ending at the close of the third Fiscal Year thereafter. The first Performance Cycle starts November 29, 2004.

M.	Permitted Holders means the holders of voting stock as of the Effective Date, together with any “Voting Trustee” and any other person or entity who is a “Permitted Transferee” of the holders, as those terms are defined in the Stockholders Agreement dated as of April 15, 1996, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed Permitted Transferees for purposes of this Plan.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

N.	Person means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

O.	Plan means the Levi Strauss & Co. Senior Executive Long-Term Incentive Plan, as set forth herein and as amended from time to time.

P.	Plan Administrator means the Committee.

Q.	Public Equity Offering means either (i) an underwritten public offering of LS&CO. stock pursuant to an effective registration statement under the Securities Act of 1933, or (ii) the listing of LS&CO. stock for public trading on a national securities exchange after registration of such stock under the Securities Exchange Act of 1934.

R.	Stock Appreciation Right or SAR means a unit of measurement intended to represent the value of a share of common stock of LS&CO.

S.	SAR Grant means the Stock Appreciation Rights awarded to a Participant at the Committee’s sole discretion, in accordance with Section 6.

T.	SAR Public Market Value means the hypothetical undiscounted market value (aka “Hypothetical Public Market Value”) of LS&CO. common stock as determined by a third party valuation firm, requested by LS&CO. and approved by the Committee, as of the end of each calendar year in which a Fiscal Year ends. In the event of a Public Equity Offering or a Change in Control, the SAR Public Market Value will be determined under Paragraph 9 or 10, respectively.

U.	Strike Price means the SAR Public Market Value as of the end of the calendar year in which the Performance Cycle begins.

V.	Subsidiary means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by LS&CO., and any other entity that the Board, in its sole discretion, deems to be a Subsidiary.

W.	Target Payout means a dollar amount established by the Committee at the beginning of each Performance Cycle for each Eligible Individual as the target

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

Award Payout for that Performance Cycle. In the event an Eligible Individual first becomes eligible after the first day of the Performance Cycle, his or her Target Payout will be established as soon thereafter as administratively possible.

X.	Voting Stock of any Person means all classes of capital stock of LS&CO. or other interests (including partnership interests, and in the case of LS&CO., voting trust certificates) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

4. Effective Date.

The Plan is effective as of the 2005 Fiscal Year beginning November 29, 2004.

5. Eligibility and Participation.

A.	Eligibility. Each individual who is an Eligible Individual as of the first day of a Fiscal Year (beginning with the 2005 Fiscal Year), or first becomes an Eligible Individual before the end of such Fiscal Year, shall be eligible to participate in a new Performance Cycle. Each Fiscal Year, the Plan Administrator shall notify each Eligible Individual that he or she is a Participant in the Plan.

B.	Participation. To qualify to participate in each Performance Cycle, an Eligible Individual must remain an Eligible Individual through the end of the Performance Cycle. Anyone who ceases to be an Eligible Individual during a Performance Cycle shall no longer be a Participant for that Performance Cycle.

6. SAR Grant.

Each Fiscal Year, the Committee shall determine whether to issue an SAR Grant for the new Performance Cycle. If the Committee elects to issue an SAR Grant, it will establish a Strike Price. In addition, the Committee will establish a Target Payout for each Participant. The Committee shall then determine the number of Stock Appreciation Rights to credit to each Participant for the Performance Cycle.

Each Participant shall be furnished with a written statement reflecting the Stock Appreciation Rights granted to him or her and the Strike Price for such SARs. If an Eligible

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

Individual first becomes a Participant during the Fiscal Year, his or her Target Payout will be established on, or shortly after, he or she becomes Active, and he or she shall receive the written statement of Stock Appreciation Rights shortly thereafter.

7. Vesting.

A.	Generally. The vesting and forfeiture rules under this Paragraph 7 are subject to accelerated vesting under Paragraph 10. Except as provided in Paragraph 10 and subparagraph B., below, a Participant shall become fully-vested with respect to each SAR Grant on the last day of the Performance Cycle. Until such date, the Participant shall not be vested in any portion of his or her SAR Grant.

B.	Deferred Amount. Notwithstanding the foregoing, any portion of an Award Payout in excess of two times the Target Payout shall be automatically deferred under Paragraph 8.B, below, unless the value of the excess does not exceed the greater of $10,000 or 1% of the Award Payout.

C.	Forfeiture. If a Participant ceases to be Active for any reason on or before the last day of the Performance Cycle, he or she shall forfeit any rights in the SAR Grant for that Performance Cycle. If a Participant ceases to be Active during the deferral period under Paragraph 8.B., the Participant shall be entitled to receive the value of the deferred amount at the time described under 8.C., below. However, if the Participant’s employment is terminated by the Company for Cause, the deferred amount shall be forfeited on the termination date.

8. Award Payouts.

A.	Amount. The Award Payout for each Performance Cycle is determined in accordance with the following formula:

(SAR Public Market Value - Strike Price) × # Stock Appreciation Rights = Award Payout

The SAR Public Market Value is determined as of the end of the calendar year in which the Performance Cycle ends.

B.	Deferred Amount. If the Award Payout is greater than two times the Target Amount, the portion of the Award Payout in excess of two times the Target

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

Amount shall be credited to the Participant and subject to mandatory deferral as described in this paragraph, except that this paragraph shall not apply after a Change in Control under Paragraph 10. However, if the value of the excess does not exceed the greater of $10,000 or 1% of the Award Amount, the Company will pay out the excess to the Participant immediately as part of the Award Payout. If the value of the excess exceeds the greater of $10,000 or 1% of the Award Amount, the excess will be automatically deferred until the end of the second Fiscal Year following the Performance Cycle, as described in subparagraph C., below. During the two-year deferral period, the excess amount will increase or decrease in value based on the change in the SAR Public Market Value during the deferral period. If the SAR Public Market Value increases, the deferred amount will be credited with earnings at the same percentage rate as the increase in the SAR Public Market Value. Likewise, if the SAR Public Market declines during the deferral period, the deferred amount shall be reduced at the same percentage rate as the decrease in the SAR Public Market Value. However, if the SAR Public Market Value drops to the price level (or below) that corresponded to an Award Payout of two times the Target Amount, the value of the deferred amount shall equal zero.

C.	Payment. Except as provided under Paragraph 10.B., below, the Award Payout shall be paid in a single lump sum cash payment as soon as administratively feasible following the close of the Performance Cycle, but in no event later than 2-½ months after the end of the Performance Cycle. The deferred amount under subparagraph B, above, if any, shall be paid in a single lump sum cash payment as soon as administratively feasible following the end of the second Fiscal Year following the Performance Cycle.

9. Public Offering.

In the event of a Public Equity Offering, the Committee may, in its discretion, take any action it deems appropriate under the circumstances, including, but not limited to, amending or terminating the plan.

10. Change in Control.

This Paragraph shall apply in the event of a Change in Control during a Performance Cycle or deferral period.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

A.	No Termination of Employment. If the Participant remains employed through the end of the Performance Cycle after a Change in Control, the Award Payout will be calculated under the formula in Paragraph 8, except that the SAR Public Market Value shall be the fixed value of LS&CO. stock determined by the Committee based on the total sale price of the Company or, in the case of a less than complete sale, a valuation obtained by the Committee.

B.	Termination of Employment. If, during the Performance Cycle and within twelve months after a Change in Control, LS&CO. terminates the employment of any Participant without Cause, the Participant shall become immediately vested in all outstanding Stock Appreciation Rights. The Participant shall be entitled to an Award Payout for each pending Performance Cycle calculated under Paragraph 8, except that the Award Payout shall be calculated as of the Participant’s termination date. The SAR Public Market Value as of the Participant’s termination date shall be the fixed value of LS&CO. stock determined by the Committee based on the total sale price of the Company or, in the case of a less than complete sale, a valuation obtained by the Committee. The Award Payout, if any, shall be calculated and distributed as soon as practicable following the termination date.

C.	Deferred Amounts. If there is a Change in Control during a deferral period, the SAR Public Market Value shall be the fixed value of LS&CO. stock determined by the Committee after the end of the deferral period based on the total sale price of the Company or, in the case of a less than complete sale, a valuation obtained by the Committee after the end of the deferral period. The Committee will not accelerate payment of the deferred amounts in the event the Company terminates the Participant’s employment without Cause during the deferral period.

11. Exchange Rates.

Award Payouts shall be paid in local currency. For Award Payouts outside the U.S., the exchange rate shall be determined using the Bloomberg exchange rate as of the last day of the Fiscal Year in the Performance Cycle or deferral period, as applicable.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

12. Tax Withholding.

The Company or Subsidiary, as applicable, shall deduct from all Award Payouts any and all applicable taxes (e.g., Federal, state, local or other taxes of any kind) required by law to be withheld from such Award Payouts.

13. No Tax, Financial, Legal or Other Advice.

The Company or any Subsidiary has not provided, and shall not provide, any tax, financial, legal or other advice related to participation in the Plan, including, but not limited to, tax or financial consequences of participating in the Plan. No provision of the Plan, nor any document nor presentation about the Plan given to Eligible Individuals, shall be interpreted as reflecting such advice.

14. Employment Rights.

Neither this document nor the existence of the Plan is intended to, nor do they imply, any promise of continued employment by the Company. Employment may be terminated with or without cause, and with or without notice, at any time, for any reason, at the option of the Company or the Eligible Individual. No one other than the Board of Directors of LS&CO., Chief Executive Officer, President or a Senior Vice President of LS&CO. may approve any agreement with any Eligible Individual that guarantees his or her employment. Any such agreement must be in writing and signed by such authorized individual.

15. Other Benefits.

No creation of interests or payment of cash under this Plan shall be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company.

16. Unfunded Status.

The Plan is unfunded. An Eligible Individual’s right to receive Award Payouts under the Plan is an unsecured claim against the general assets of the Company. Although the Company may establish a bookkeeping reserve to meet its obligations, any right acquired by any Eligible Individual is no greater than the right of any unsecured general creditor of the Company.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

The Company is not required to segregate any assets for Award Payouts, and neither the Company, the Board of Directors, the Committee, nor the Plan Administrator is deemed to be a trustee as to any Award Payout under this Plan. Any liability of the Company to any Eligible Individual under this Plan is based solely upon contractual obligations that may be created by this Plan. No provision of the Plan, under any circumstances, gives any Eligible Individual or other person any interest in any particular property or assets of the Company. No Award Payout is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company. Neither the Company, the Board of Directors, the Committee, nor the Plan Administrator is required to give any security or bond for the performance of any obligation created under this Plan.

17. No Limit on Capital Structure Changes.

The establishment and operation of this Plan, including the granting of eligibility for an Award Payout, shall not limit the ability of LS&CO. to: reclassify, recapitalize, or otherwise change its capital or debt structure; to merge, consolidate or convey any or all of its assets; dissolve, liquidate, windup or otherwise reorganize; pay dividends or make other distributions to stockholders; repurchase stock or issue stock; or take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management or any other aspect of its business.

18. Plan Administration.

The Plan is administered by the Committee. In administering the Plan, the Committee may, at its option, employ compensation consultants, accountants, counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. Such rules and procedures include, without limitation, procedures for making required calculations and applying formulas.

The Committee has discretionary authority to grant or deny benefits under the Plan, including, but not limited to, determining eligibility for an Award Payout, construing the terms of the Plan, and making factual determinations about any and all Plan matters. An Award Payout under this Plan will be paid only if the Committee decides in its discretion that a Participant is entitled to receive such Award Payout. Any determination made by the Committee under this Section shall be final and binding on all parties.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

19. Claims Procedure.

If a Participant or beneficiary wishes to challenge any finding or decision of the Committee with respect to the Plan, he or she must follow the claims procedure set forth below.

A.	A claim shall be considered filed when a written communication is made by the Participant, beneficiary or his or her authorized representative (the “claimant”) to the attention of the Plan Administrator. Within 90 days after receipt of the claim, the Plan Administrator shall notify the claimant if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension shall be provided to the claimant prior to the expiration of the initial 90-day period. In no event shall the period, as extended, exceed 180 days. The extension notice shall indicate the special circumstances requiring such extension of time and the date by which the Plan Administrator expects to render a final decision.

B.	Notice of a wholly or partially denied claim for benefits shall be written in a manner calculated to be understood by the claimant and shall include:

1)	the reason or reasons for denial;

2)	specific reference to the Plan provisions on which the denial is based;

3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

4)	an explanation of the Plan’s claim appeal procedure.

C.	If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his or her claim. For purposes of this review, the Plan Administrator may appoint an individual or committee (other than the individual or committee that heard the initial claim) to act on its behalf. An appeal must be made in writing no later than 60 days after the claimant receives written notice of the denial. The claimant may review any documents that apply to the case and may also submit points of disagreement and other comments in writing with the appeal. The decision of the Plan Administrator regarding the appeal shall be given to

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision shall be given no later than 120 days after receipt of the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

D.	Notwithstanding any provision in the Plan to the contrary, no employee, Eligible Individual, Participant, beneficiary or other person may bring any legal or administrative claim or cause of action against the Plan, the Plan Administrator or the Company in court or any other venue until such person has exhausted all administrative remedies under this Section.

E.	If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Plan Administrator may instruct the Company to suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no person may bring a claim for Plan benefits to arbitration, court or through any other legal action or process until the administrative claims process of this Section has been exhausted.

F.	A claim may be sent to:

Fred Paulenich

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA

20. Amendment, Modification or Termination of the Plan.

The Board may modify, amend or terminate any and all provisions of the Plan at any time and establish rules and procedures for administration of the Plan, at the Board’s discretion and without notice or consent by any Participant, including as necessary to reflect changes in the law.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

21. Successors.

All obligations of the Company under the Plan shall be binding on any successor to the Company. The Company shall make appropriate provisions for the preservation of a Participant’s right under the Plan in any agreement or plan that it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

22. Severability.

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision were not part of the Plan.

23. No Waiver.

Failure of the Company to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or any other provision of the Plan.

24. Governing Law.

To the extent not preempted by Federal law, the Plan and all Award Payouts hereunder shall be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law shall be disregarded.

25. All Provisions.

This official Plan document represents the exclusive and complete statement of the terms of the Plan and supersedes any and all prior or contemporaneous understandings, representations, documents and communications between the Company and any Eligible Individual, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document shall control.

LEVI STRAUSS & CO. SENIOR EXECUTIVE LONG-TERM INCENTIVE PLAN

26.Adoption.

To record the adoption of the Levi Strauss & Co. Senior Executive Long-Term Incentive Plan, LS&CO. has caused its duly authorized officer to execute this document.

Levi Strauss & Co.

By:

Date: